Exhibit 99.1

Investors Title Company Announces Fourth Quarter and Fiscal Year 2011 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--February 23, 2012--Investors Title Company today announced its results for the fourth quarter and year ended December 31, 2011. For the quarter, net income decreased 20.6% to $1,879,459, or $0.88 per diluted share, compared with $2,368,550, or $1.04 per diluted share, for the prior year period. For the year, net income increased 8.8% to $6,933,936, or $3.20 per diluted share, compared with $6,372,626, or $2.78 per diluted share, for the prior year.

The decrease in net income for the quarter was driven primarily by lower premium volumes, partially offset by lower operating expenses and a reduction in the effective income tax rate. Operating expenses decreased 2.5% to $18,174,594 versus the prior year period due both to lower levels of variable expenses which follow premiums as well as reductions in certain overhead expenses.

The increase in net income for the year was driven primarily by premium revenue growth and favorable claims experience. Net premiums written increased 32.6% to $81,529,333 versus the prior year, mainly as a result of the Company’s expansion into Texas in late 2010. Operating expenses increased 29.5% to $81,186,220 versus the prior year period, primarily due to an increase in commissions to agents and other expenses which fluctuate with revenues. Commissions to agents increased 59.0%, commensurate with the growth in agency premiums and reflective of an increase in agent business from markets with higher premium rates, primarily Texas. The provision for claims as a percentage of net premiums written was lower compared with the prior year due to an adjustment for favorable loss development in prior policy years, as well as a decline in the relative share of North Carolina business as a percentage of the total versus the prior year period. Since North Carolina’s premium rates are less than half the national average, the resulting loss ratio for North Carolina business is higher than for our other markets.

Chairman J. Allen Fine added, “We are pleased to report a substantial improvement in operating results for 2011. Although we did experience a slowdown in the fourth quarter, premiums written for the year increased 32.6% versus last year largely due to our expansion into Texas. Operating expenses in total increased 29.5%; however, we continued to see year-over-year improvement in our claims loss rate as well as reductions in other operating expense categories which do not fluctuate directly with premium levels. Our balance sheet and financial condition remain very strong, and in the coming year we plan to continue to enhance our competitive strengths and market position by emphasizing the expansion of our agency base and operational efficiency.”

Investors Title Company is engaged through its subsidiaries in the business of issuing and underwriting title insurance policies. The Company also provides investment management services to individuals, companies, banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among other statements, any predictions regarding future agency base expansion or increasing operational efficiency. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions; declines in the performance of the Company’s investments; government regulation; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three and Twelve Months Ended December 31, 2011 and 2010
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
Revenues:
Net premiums written	$18,226,131	$19,287,794	$81,529,333	$61,462,441
Investment income - interest and dividends	929,791	913,950	3,595,036	3,671,178
Net realized gain on investments	107,731	348,608	28,559	654,674
Other	1,563,400	1,681,142	5,532,228	5,521,062
Total Revenues	20,827,053	22,231,494	90,685,156	71,309,355

Operating Expenses:
Commissions to agents	10,261,013	10,481,297	49,596,250	31,189,207
Provision for claims	1,041,168	1,190,725	3,342,427	4,435,066
Salaries, employee benefits and payroll taxes	4,442,291	4,510,829	18,552,504	17,695,956
Office occupancy and operations	886,735	897,072	3,722,803	3,935,563
Business development	583,317	582,473	1,706,834	1,544,588
Filing fees, franchise and local taxes	104,483	38,602	516,380	573,075
Premium and retaliatory taxes	361,662	359,745	1,729,830	1,279,400
Professional and contract labor fees	381,158	472,438	1,513,466	1,511,283
Other	112,767	108,763	505,726	529,591
Total Operating Expenses	18,174,594	18,641,944	81,186,220	62,693,729

Income Before Income Taxes	2,652,459	3,589,550	9,498,936	8,615,626

Provision For Income Taxes	773,000	1,221,000	2,565,000	2,243,000

Net Income	$1,879,459	$2,368,550	$6,933,936	$6,372,626

Basic Earnings Per Common Share	$0.89	$1.04	$3.22	$2.79

Weighted Average Shares Outstanding - Basic	2,112,675	2,283,513	2,151,350	2,284,657

Diluted Earnings Per Common Share	$0.88	$1.04	$3.20	$2.78

Weighted Average Shares Outstanding - Diluted	2,132,780	2,287,201	2,169,636	2,289,847

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2011 and 2010
(Unaudited)

	December 31, 2011	December 31, 2010
Assets:
Investments in securities:
Fixed maturities, available-for-sale, at fair value	$85,407,365	$86,033,557
Equity securities, available-for-sale, at fair value	22,549,975	13,872,370
Short-term investments	14,112,262	27,203,550
Other investments	3,631,714	2,888,958
Total investments	125,701,316	129,998,435

Cash and cash equivalents	18,042,258	8,117,031
Premiums and fees receivable, net	6,810,000	7,253,786
Accrued interest and dividends	1,108,156	1,150,602
Prepaid expenses and other assets	2,743,517	2,816,661
Property, net	3,553,216	3,672,317
Deferred income taxes, net	-	476,534

Total Assets	$157,958,463	$153,485,366

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$37,996,000	$38,198,700
Accounts payable and accrued liabilities	12,330,383	10,301,495
Current income taxes payable	640,533	1,056,356
Deferred income taxes, net	479,363	-
Total liabilities	51,446,279	49,556,551

Stockholders' Equity:
Common stock - no par value (shares authorized 10,000,000; 2,107,681 and 2,282,596 shares issued and outstanding as of December 31, 2011 and 2010, respectively, excluding 291,676 shares for 2011 and 2010 of common stock held by the Company's subsidiary)	1	1
Retained earnings	99,003,018	98,240,109
Accumulated other comprehensive income	7,509,165	5,688,705
Total stockholders' equity	106,512,184	103,928,815

Total Liabilities and Stockholders' Equity	$157,958,463	$153,485,366

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three and Twelve Months Ended December 31, 2011 and 2010
(Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31				December 31
	2011	%	2010	%	2011	%	2010	%
Branch	$4,424,488	24.3	$4,920,512	25.5	$16,485,973	20.2	$17,961,144	29.2

Agency	13,801,643	75.7	14,367,282	74.5	65,043,360	79.8	43,501,297	70.8

Total	$18,226,131	100.0	$19,287,794	100.0	$81,529,333	100.0	$61,462,441	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200